Exhibit 10.17

Tax No. 057/2031		Consecutive number: 23548-05/18

Subject to fees - self-calculation

Fee amount: €3462.20	EURO: 3,462.20	cash

Date: 05/15/2018		Signature [SIGNATURE]

RENTAL AGREEMENT

Partial application area

Office

Concluded between:	Wüstenrot Marxbox GmbH & Co KG Alpenstraße 61, 5033 Salzburg FN 346428d represented by ÖRAG - Österreichische Realitäten 1010 Vienna, Herrengasse 17, as the Property Manager

And	Hookipa Biotech AG FN 365895g, Commercial Court Vienna, Helmut-Qualtinger-Gasse 2 1030 Vienna as the Tenant,

Real estate property:

EZ 4359; land register 01006 Landstraße, District Court Innere Stadt Vienna 1030 Vienna, Helmut-Qualtinger Gasse 2 top office D.23 with dimensions of 131.25 m2 including D.24 terrace with dimensions of 131.17 m2

Consisting of:	office and terrace pursuant to plan in Appendix 1

Facilities:	central heating, ventilation and cooling system, passenger elevator or according to construction and facilities description in Appendix 2

Rental term start:	after completion of the renovation works expected on 06/04/2018, see clause 3.1

Rental term duration:	fixed term until 05/31/2028 waiver of termination until 03/31/2023

Main rent D.23 top office	€2,165.63
Main rent D.24 terrace	€393.51
Management cost account Top D.23	€446.25
Net rent	€3,005.39
VAT	€601.08
Total rent	€3,606.46

Indexation:	pursuant to CPI 2015

Deposit:	3 gross monthly rents, which are €10,820.00 rounded, cash or as a bank guarantee

Rental purpose:	for office purposes

Legal transaction fee:	€ 3,462.20 = 1% of the following payments: – 36 times the monthly payment for the indefinite rental term – 60 times the monthly payment for the waiver of termination

1.

RENTAL PROPERTY

1.1.                  The Landlord is the owner of property EZ 4359; land register 01006 Landstraße, District Court Innere Stadt Vienna with the address 1030 Vienna, Helmut-Qualtinger-Gasse 2.

To be rented as part of this Rental Agreement is the D.23 top office including the terrace D.24, which is located on the 2nd top floor of this property.

The Landlord shall rent out to the Tenant and the Tenant shall rent from the Landlord the aforementioned Rental Property with a useful area of 131.25 m2 for the D.23 top office and 131.17 m2 for the D.24 terrace in accordance with the attached floor plan, Appendix 1, which forms an integral part of this Agreement. The useful area of this Rental Agreement is the total floor area of the Rental Property (without deduction of partition walls). The usable area does not include load-bearing walls, columns and general building services shafts or staircase areas.

Any designs or modifications of the Rental Property that go beyond the construction and facilities description or deviates from it can only be carried out at the expense of the Tenant and only with the prior written consent of the Landlord, which the Landlord will not unreasonably refuse (cf. clause 9.).

1.2.                  Only the interior of the Rental Property shall be rented, not its exterior area or other parts of the building, attic, cellar, courtyard, or entrance, etc.

1.3.                  The Tenant is entitled and obligated to participate in the following building facilities, which serve the common use of the tenants, and assumes the pro rata costs for their operation in accordance with clause 4 of this Agreement:

passenger elevator, central heating, central ventilation and cooling system

1.4.                  The Tenant has the option of affixing company logos and inscriptions at its own expense. The affixing of such company inscriptions and logos must take place after prior consultation with and in agreement with the Property Manager and/or with technical management. Before such work is carried out, any necessary official permits must be obtained and any planned work must be approved by the Landlord with regard to both form and technical execution; this shall also apply with regard to the necessary technical precautions.

1.5.                  The Rental Property is located in a building that was newly constructed by the Landlord without the aid of public funds on the basis of the building permit issued on 01/12/2001.

Pursuant to Sec. 1(4) of the Tenancy Law (MRG), the tenancy is subject only to Sec. 14, 16b, 29 to 36, 45, 46 and 49 but not to the other provisions of main parts I and II of MRG.

1.6.                  The Tenant has inspected the Rental Property in detail and is satisfied that it is in a usable condition. The actual condition of the Rental Property (facilities, possible defects, etc.) shall be recorded in a handover report on the day of handover.

2.

RENTAL PURPOSE

The letting of the Rental Property shall be carried out for the following business purpose: for office purposes.

The use of the Rental Property for other purposes is only permitted without the Landlord’s consent if the use for other purposes does not significantly impair the interests of the Landlord. The latter is in particular the case if the changed use has an effect on the Landlord’s option to charge VAT (cf. clause 16.).

3.
RENTAL TERM

3.1.              The tenancy shall commence with the completion of the extension of the Rental Property and its assumption by the Tenant. In accordance with the targeted construction schedule, completion of the Rental Property is planned for 06/04/2018. The expected start of the rental term is therefore 06/04/2018. The latest possible handover date is 07/01/2018.

The Tenant undertakes to take over the Rental Property within 7 days of notification and to commence normal office operations within a reasonable period of time. Insignificant defects of the Rental Property that do not significantly impair the proper use of the Rental Property do not release the Tenant from its obligation to assume the Rental Property and pay the rent in the agreed amount; notwithstanding this, the Landlord is obligated to remedy such defects within a reasonable period of time.

The tenancy shall be concluded for a fixed term and end on 05/31/2028 without requiring a separate notice of termination.

No rent shall be charged until the Rental Property has been handed over to the Tenant. The obligation to pay rent in accordance with page 1 or clause 4 shall commence on the following day after handing over the Rental Property. If the handover does not take place on the first day of a month, the rent is prorated for each day.

3.2.              The tenancy can be terminated in writing by the Tenant with a notice period of 3 months for the last day of the month. The Tenant shall, however, waive the right to terminate the tenancy before 03/31/2023. A termination of the tenancy by the Tenant is thus only possible starting 06/30/2023 at the earliest.

The Landlord may terminate the tenancy for the end of any calendar month if there is a reason for termination in accordance with Sec. 29 and 30 MRG or Sec. 1118 ABGB (Austrian Civil Code), subject to one month’s notice. The Tenant is further entitled to withdraw from this Agreement on the grounds of Sec. 1117 ABGB.

4.
RENT AND ANCILLARY COSTS

4.1.                The agreed monthly rent is calculated as detailed on page 1 and consists of

4.1.1.                  the freely agreed main rent;

4.1.2.                  the pro rata management costs (operating expenses including current public charges and expenses for communal and green areas and social rooms), namely:

•             the costs of supplying the building with water, including the disposal of waste water,

•             the costs of calibration, maintenance, and reading and replacing measuring devices for determining consumption

•             the costs for supervision of the building by the chimney sweeper,

•             the cost of sewer clearance,

•             the costs for waste collection and pest control,

•             the cost of lighting common parts of the building, including all courtyards and passageways (electricity and lighting)

•             the cost of sewer clearance,

•             the costs for operation, maintenance, support, troubleshooting and the legally prescribed regular reporting and inspection, including minor repairs (up to a maximum amount of €1,000.00 net per individual case and a maximum total of €30,000.00 net per year for the entire building 1030 Vienna, Helmut-Qualtinger-Gasse 2), for the following facilities and communal facilities:

intercom systems, access systems, fire alarm systems, escape route and emergency lighting, personal security systems, lightning protection systems, passenger elevators, fire extinguishers, fire doors and fire protection gates, fire alarm system, fire extinguishing and sprinkler systems, general electrical systems and electrical installations, central heating, central ventilation and cooling systems, sanitation/water/sewage technology, building control technology/measurement and control technology, alarm system (audio system), telephone connections (for alarm, emergency call and fault forwarding), fire smoke ventilation and emergency power supply,

•             adequate fire insurance,

•             an adequate liability insurance of the building for the legal liability of the owner of the building,

•             adequate insurance for damage caused by tap water and corrosion damage,

•             adequate insurance for glass breakage (with regard to the glazing of the rooms of the building used for general use, including all external windows) and storm damage,

•             the expenses for the administration of the building and the property,

•             the expenses for building supervision (cleaning and maintenance of the building, common areas and walkways, snow clearing and winter services on common areas and walkways, dirt-trapping mat service, cleaning of roof areas and gutters, supervising and guarding the building and property, technical on-site supervision by a building technician, fire safety officer, technical management, on-call service of the building technician),

•             the expenses for the care and maintenance of outdoor and green areas,

•             the public charges to be paid by the property on an ongoing basis (property tax, utility tax, etc.)

4.1.3.                  VAT at the applicable statutory rate, calculated from all rent components; for more details on VAT see clause 16

4.1.4.                  ~~the payment for co-leased furnishings or other services.~~

4.2.                The freely agreed rent is thus calculated as detailed on page 1 of this Agreement.

This does not include costs for electricity and various ancillary costs for electronic media (Internet, telephone, etc.), which are to be borne separately by the Tenant. The Tenant is obligated to conclude its own electricity supply contract and to bear all resulting costs from it on its own.

4.3.                The share of the Rental Property in the management costs to be borne by the Tenant pursuant to 4.1.2. is determined by the ratio of the usable space of the Rental Property to the total usable space of all the rented space in the building.

Equipment (measuring devices) for individual consumption measurement for heating, cooling, and (cold) water are present in the building under this Agreement and in the Rental Property. The share of the energy costs is determined in accordance with Sec. 13 of the Heating Expenses Settlement Act (HeizKG) or according to the consumption values of the respective Rental Property in relation to the sum of the consumption values of all supplied rental properties. The costs of maintenance, support, and troubleshooting for heating, cooling, and (cold) water shall be determined from the ratio of the usable floor space of the respective Rental Property to the usable floor space of all supplied rental properties. The Tenant expressly agrees to this distribution.

The costs for operating the ventilation system are calculated pro rata according to the target air volume of the respective Rental Property in proportion to the total air volume of all supplied rental properties.

4.4.                The Tenant agrees that a constant monthly advance payment amount against a one-off annual settlement until 30 June of the following year at the latest shall be dictated for the management costs according to 4.1.2. The Tenant acknowledges that, due to the annual calculation, if the start of the Rental Agreement falls within the accounting year a limitation of the costs to that date is not possible and herewith undertakes to pay any arrears of the current accounting year resulting from the calculation of the prescribed advance payment amounts from the period prior to the Rental Agreement on a pro rata basis; any surplus from the annual calculation relating to the period prior to the Rental Agreement will be transferred to the new annual statement benefiting the Tenant on a pro rata basis or will be paid out at the Tenant’s request.

4.5.                The Landlord shall be entitled to increase or reduce the agreed lump sum in accordance with clause 4.4 accordingly, depending on whether the invoiced costs were higher or lower than the costs collected.

4.6.                The Tenant shall be liable to the Landlord for all costs incurred up to the termination of the tenancy or up to the return of the Rental Property in accordance with 4.1.2. and 4.1.3., also in the event that the timely final statement is only billed after the Rental Agreement has been terminated.

4.7.                The agreed monthly rent is due each month in advance on the 5th of each calendar month from the date of handover and is to be paid without request by transfer to an account specified by the Landlord or the Property Manager. If the rent is not paid in full, the Landlord shall be responsible for assigning the receipt of payment unless the Tenant has informed the Landlord of a specific payment assignment. Addenda or declarations on payment slips do not come to the attention of the Landlord due to mechanical processing.

4.8.                If the Tenant is in default with payment of the rent due to actual fault, the Landlord is entitled to demand interest for late payment from the Tenant starting on the day following the due date, in accordance with Sec. 456 the Austrian Commercial Code (UGB). According to this, the interest rate for late payment is 9.2% p.a. plus the base interest rate. The base interest rate applicable on the first calendar day of a half-year period shall be decisive for the respective half-year.

4.9.                The Tenant further undertakes to reimburse the costs incurred by the Landlord for the reminder in the event of a written reminder of an outstanding rental debt arising through actual fault of the Landlord, as well as any attorney and legal fees, insofar as these are necessary for the appropriate prosecution.

5.

INDEXATION CLAUSE

The Tenant and the Landlord agree that the purchase value of the agreed main rent and any other fees shall remain unchanged. For this reason, the following indexation agreement shall be concluded:

5.1.                The main rent and all other payments pursuant to clause 4.1. or 4.2. are indexed according to the Consumer Price Index 2015 (CPI 2015) or index replacing it.

5.2                   The respective monthly main rent including all other fees shall change in each case to the extent to which the index figure for the month of August of a year changes compared to the index figure announced for August of the previous year. The Landlord is entitled to adjust the main rent due to index changes, effective as of the following Jan. 1st of each year. For the initial value adjustment in accordance with this provision, the index figure of the CPI 2015 announced for the month in which the Rental Agreement commences shall be compared with the index figure announced for August 2018 as the starting point. The initial adjustment of the main rent shall therefore be made as per 01/01/2019.

5.3                   If the release of the consumer price index is discontinued by Statistics Austria, this index shall be replaced by a comparable (chain-linked) index; in the absence of such an index, the Contracting Parties shall agree by mutual agreement on a corresponding substitute index that corresponds as closely as possible to the decisive principles last used for the index calculation.

5.4.                If valorization is not carried out, this is not to be understood to be a waiver of the application of the indexation on the part of the Landlord. Rather, the Landlord is entitled to retroactively charge such amounts for up to 3 years.

6.

EXCLUSION OF SET-OFF
(Compensation Waiver)

The Tenant waives the right to set off its own monetary claims against claims of the rent in accordance with clause 4 of this Agreement.

7.
 RIGHTS AND OBLIGATIONS OF THE TENANT

7.1                   The Tenant is entitled to use and make use of the Rental Property as agreed. The Tenant is obligated to treat the Rental Property with care while protecting the substance as much as possible, to clean it sufficiently, to heat it, and to ventilate it. The Tenant must keep clean any terraces, balconies, loggias, etc. and clear them of snow in the winter.

7.2.                The total or partial subletting or other transfer of the rented premises to third parties—whether against payment or free of charge—is not permitted. The Tenant is not permitted to assign rights from this Agreement to third parties. Excluded from this is the transfer or subletting of rented premises to companies belonging to the Hookipa Biotech group of companies within the meaning of Sec. 115 of the Limited Liability Companies Act (GmbHG). These are, in particular, all companies in which the Hookipa Biotech AG holds an interest of at least 50%.

7.3.                The Tenant shall be liable for all damage incurred by the Landlord as a result of improper handling of the Rental Property or the common parts of the building beyond normal use through culpable conduct on the part of the Tenant or on the part of any and all persons present on the Rental Property with the consent of the Tenant.

7.4.                The Tenant is obligated to maintain the Rental Property and its supply facilities, insofar as they are located inside the Rental Property, in particular electricity and water supply systems, all facilities for heating, cooling, ventilation, and hot water supply as well as all sanitary facilities and any antenna systems available to the Tenant, at its own expense and in such a way that the Landlord and the other tenants of the building are not adversely affected.

All water outlets must be kept tight at all times.

7.5.                If the Tenant does not comply with its maintenance obligation, the Landlord—in particular to avoid endangering other residents of the building—may have the absolutely necessary work carried out at the expense of the Tenant. The Tenant is obligated to indemnify and hold the Landlord completely harmless from and against any and all costs incurred as a result.

7.6.                The Landlord is responsible for repairing serious damage to the building and for eliminating any significant health hazards arising from the Rental Property. The Tenant must immediately notify the Landlord of the occurrence of serious damage to the building and considerable risks to the health of the occupants.

7.7.                The Tenant shall declare not to hold the Landlord liable for temporary disruptions in the supply facilities (cold and hot water supply, electricity, gas, power, sewerage lines, central heating and elevator systems, telephone and data connections, cable television, central antenna systems, etc.), provided that the Landlord has not caused these disruptions intentionally or through gross negligence. In any case, however, the Landlord shall be obligated to arrange for everything within its power to be remedied as quickly as possible. A possible rent reduction right of the Tenant according to Sec. 1096 ABGB remains unaffected by this.

7.8.                The Tenant acknowledges that the entrance and corridor doors shall be locked and must be kept locked outside normal business hours. The Landlord shall hand over the keys to the Tenant, which enable access to the rented space and the common area of the building.

7.9.                The Tenant is responsible for adhering to and observing the operating instructions for the general supply facilities of the building. The Tenant shall also bear this responsibility for its employees or for persons present on the Rental Property.

7.10.         The Tenant shall be responsible for obtaining any necessary operating permits at its own expense. The Tenant also undertakes vis-à-vis the Landlord to comply with all official regulations and requirements (e.g. those imposed by the building and trade authorities and those under labor law, etc.), in particular also with regard to its business activity. The Landlord shall support the Tenant to the best of its abilities in obtaining building or trade authority permits but shall not be liable for a specific result.

If applicable, the Tenant is obligated to provide the Landlord with a copy of the operating facility permit under trade law and any subsequent permits.

In the event the Landlord obtains a central operating facility permit under commercial law, the Tenant is obligated to comply with any conditions concerning its rented space or its business activities at its own expense.

7.11.         The Tenant shall conduct its business in such a way that there is no nuisance or impairment to the other building tenants (e.g. through smells, noise, waste, etc.) and expressly acknowledges that any violation of this obligation or failure to remedy deficiencies after setting a corresponding deadline entitles the Landlord to terminate the Agreement immediately for cause.

7.12.         The Tenant shall take all precautions necessary for the proper disposal concerning the Rental Property, such as separating hazardous waste, disposing of hazardous waste in accordance with the Waste Management Act, etc., and shall bear the associated costs alone and indemnify and hold the Landlord harmless in the event of a substitute performance.

7.13.         The keeping of animals requires the Landlord’s consent. The keeping of animals that can be dangerous to humans is not permitted.

7.14.         It is recommended that the Tenant take out sufficient business liability insurance for the duration of the tenancy with the usual scope of cover.

8.
MODIFICATIONS TO THE RENTAL PROPERTY BY THE LANDLORD

The Tenant must permit the temporary use and modification of its Rental Property if the following conditions are met:

8.1.                when and to the extent that such an infringement of the tenancy right is necessary or expedient for the performance of maintenance or improvement work on common parts of the building or for the repair of serious damage to the building in the Tenant’s or another Rental Property;

8.2.                if and to the extent that such an infringement of the tenancy right is necessary, expedient and, after reasonably weighing all interests, reasonable for eliminating a considerable health hazard emanating from the Tenant’s Rental Property or another rental property or for implementing modifications (improvements) to another rental property; an infringement is deemed reasonable in particular if the removal measure or the modification does not result in any significant or permanent impairment of the tenancy right.

9.
MODIFICATIONS TO THE RENTAL PROPERTY BY THE TENANT

9.1.                The Tenant undertakes to notify the Landlord in good time of any intended material modifications (see clause 9.2.) to the Rental Property. This shall not apply to immaterial modifications. Such modifications shall be deemed to be those that are reasonable for the Landlord within the framework of a mutual weighing of interests, e.g. because they are necessary for the proper use of the Rental Property or are slight or can be removed easily.

The notification shall contain the nature and extent of the modification as well as a list of the commercial enterprises that are to conduct the modification. The work may only be planned and carried out by tradesmen that are authorized by the authorities.

The Tenant acknowledges and agrees that no concrete and screed parts (in particular ceilings and floors) in the Rental Property may be drilled deeper than 35 mm due to installed cooling hoses and conduits.

9.2.                Material modifications may only be carried out with the Landlord’s consent.

In any case, this includes any measures that require permanent modifications to masonry parts, suspended ceilings, technical facilities of the building or other facilities, even if these are carried out inside the Rental Property.

Any modification affecting the external appearance of the building, such as the installation of external blinds or awnings, the installation of window grilles, antennas or flower boxes as well as the installation of boards, signs, and other advertising devices of any kind, requires the Landlord’s consent. The Landlord may prescribe a specific form or place for the installation of such advertising devices as well as appropriate remuneration. The costs for the production, assembly, maintenance, and removal (at the end of the Rental Agreement) of the advertising device shall in any case be borne by the Tenant.

If the Landlord gives its consent, an arrangement should also be agreed upon regarding a possible reimbursement of the Landlord’s costs with termination of the Rental Agreement.

9.3.                In the cases mentioned in clause 9.1, the Tenant shall, at its own responsibility and expense, ensure the timely procurement of the necessary official permits and other documents (e.g. fireplace findings). The work must be carried out in compliance with applicable regulations. Electricity, gas, and water lines may only be laid under plaster or in the existing installation shafts after prior agreement and approval by technical management. The installation in cable ducts is also permitted for EDP lines. In addition, the Tenant shall ensure the earliest possible removal of building rubble, work waste, and other contaminants arising in the course of the work.

9.4.                The Tenant is liable to the Landlord, regardless of actual fault, for all damage caused to the Rental Property or otherwise to the building as a result of such work and indemnifies the Landlord completely against any damage caused to other tenants in the building or third parties.

9.5.                At the end of the tenancy, the previous condition must be restored, insofar as the Landlord has reserved the right to do so. Otherwise, any investments shall become the Landlord’s property without the Tenant being entitled to compensation thereof. Accordingly, the Tenant shall waive the right to assert claims for damages pursuant to Sec. 1097 ABGB in conjunction with Sec. 1037 ABGB. The Tenant is therefore not entitled to compensation for useful expenditure predominantly benefiting the Landlord (for the necessary expenditure see clause 9.6.).

9.6.                If, however, the modifications on the part of the Tenant are an expense incumbent on the Landlord within the meaning of Sec. 1036 ABGB (necessary expense), these investments can remain in the Rented Property. The Tenant is entitled to an appropriate replacement thereof pursuant to Sec. 1097 ABGB in conjunction with Sec. 1036 ABGB. The Tenant’s possibility to request reimbursement of the necessary expenditure after its occurrence remains unaffected by this.

9.7.                Immaterial modifications to the Rental Property on the part of the Tenant shall be removed by the Tenant at the end of the Rental Agreement if the Landlord has a justified interest in restoring the original condition. Otherwise, these investments shall become the Landlord’s property without the Tenant being entitled to compensation thereof.

9.8.                The Contracting Parties irrevocably agree that the provisions of the 19th main part of the ABGB (custody agreement) do not apply to this Rental Agreement. In particular, the Landlord shall not be liable for damage caused by theft, fire, or emissions of any kind whatsoever to the goods and items brought in by the Tenant. The Tenant shall take own appropriate measures to prevent burglary, fire, and other damage, or to take out insurance for such risks.

10.

RETURN OF THE RENTAL PROPERTY

10.1.         Upon termination of the Rental Agreement, the Tenant shall return the Rental Property in proper condition and cleaned, whereby the surface finishings (e.g. walls, tiles, flooring) shall be in the same condition as at the time of rental, taking into account the wear and tear resulting from careful use in accordance with the Agreement.

10.2.         All of the Tenant’s boards, information signs, and other advertising devices must be removed. The condition of the surfaces shall be restored to the way they were at the time of rental, taking into account the wear and tear resulting from careful use in accordance with the Agreement.

10.3.         If the obligations according to clauses 10.1. and 10.2. are improperly performed, the Landlord is entitled to entrust a specialist company with producing the surface finishings and with cleaning, whereby the Tenant is obligated to reimburse the accrued costs within 14 days of the issued invoices being submitted by the specialist company. The Landlord’s claim is limited to the necessary costs. The Landlord shall bear the costs if subject to the corresponding maintenance obligation.

10.4.         On account of the return of the Rental Property at the end of the Rental Agreement, all keys of the Rental Property shall be handed over to the Landlord without reimbursement of costs. If the keys are lost or not returned, the Tenant shall bear the costs of replacing the locking cylinders or locking system and the new keys.

11.

ENTERING THE RENTED PREMISES BY THE LANDLORD

11.1.         The Landlord is entitled to enter the rented premises in the presence of the Tenant after making an appointment in good time, insofar as this is necessary in the interest of maintaining the building, for checking the condition of the Rental Property, or for other important reasons. The Tenant’s legitimate interests shall be duly considered in accordance with the importance of the reason.

11.2.         In the event of imminent danger, the Landlord can enter the rented premises even when the Tenant is not present.

11.3.         After termination—regardless from which Party—the Tenant is obligated to allow the Rental Property to be inspected by interested parties after making an appointment in good time. It must be taken into consideration that the legitimate interests of the Tenant are not unreasonably impaired.

12.

FORMAL REQUIREMENTS

12.1.         The written form is agreed for all legal declarations relating to the Rental Agreement.

12.2.         Deliveries of all kinds to the Tenant shall be made to the Rental Property address or to the last address expressly stated by the Tenant as the delivery address.

12.3.         The Agreement shall be drawn up in two copies, one for the Tenant and one for the Landlord.

13.

SEVERAL  TENANTS

13.1.         If several persons are tenants of the Rental Property, then all tenants are jointly liable for all obligations under the Rental Agreement, including removing any damage caused, insofar as this falls within the area of responsibility of the tenants.

13.2.         Declarations of the Landlord are also valid if they are made to one of the tenants.

13.3.         Several tenants can only make legally effective declarations concerning the tenancy together.

14.

COSTS AND FEES

14.1.         The Tenant shall bear the statutory legal transaction fee for drawing up the Rental Agreement. The legal transaction fee is calculated as follows:

Waiver of termination 60 month

Time frame	Rent	Operating expenses	VAT	Total	Basis for assessment
60 months	€2,559.14	€446.25	€601.08	€3,606.46	€216,387.72

indefinite period

	Rent	Operating expenses	VAT	Total	Basis for assessment
36	€2,559.14	€446.25	€601.08	€3,606.46	€129,832.63
Total assessment basis					€346,220.35
Legal transaction fee 1% of the basis for assessment					€3,462.20

14.2.         The costs of any legal representation of the Tenant while drawing up and executing the Rental Agreement shall be borne by the Tenant. No costs will be charged by the Landlord for drawing up the Agreement.

15.

DEPOSIT

15.1.         The Tenant shall deposit three gross monthly rents, rounded to €10,820.00 (in words: ten thousand eight hundred and twenty euros), in cash for all of the Landlord’s claims under this Rental Agreement when concluding the Agreement. The Landlord will dispose of the deposit in accordance with Sec. 16b MRG. Alternatively, an unlimited, abstract bank guarantee can be given by an Austrian financial institution in the amount of the deposit. If the financial institution terminates the bank guarantee, the Tenant must pay the agreed deposit in one of the above forms without delay, but at the latest two weeks before the expiry of the bank guarantee; otherwise the Landlord is entitled to pull the bank guarantee and to dispose of it as a deposit in accordance with Sec. 16b MRG.

15.2.         The Landlord shall be entitled to make use of the deposit so as to be satisfied with regard to any claims arising from this Agreement that the Tenant fails to fulfill when they are due (e.g. rent arrears, breach of the maintenance obligation, compensation for maintenance defects or damage arising from reconstruction, clearing, cleaning, and forwarding costs upon termination of the Rental Agreement), including the costs of legal reminders and judicial assertion.

15.3.         Committing the deposit does not release the Tenant from its contractual obligations. The Tenant is not entitled to set off its own claims against the deposit.

15.4.         If the deposit must be claimed by the Landlord, the Tenant is obligated to replenish it within 14 days of being requested to do so by the Landlord. The Landlord’s right to premature termination of the Rental Agreement due to non-payment of the rent in accordance with Sec. 29(1)(5) MRG remains unaffected by that.

15.5.         If the value of the deposit—calculated according to the Consumer Price Index 2010 (cf. clause 5)—falls below 90% of its value at the time the Agreement is concluded, the Landlord shall be entitled to demand that the Tenant increase the deposit to 100% of the value according to the Consumer Price Index 2010. The Tenant will immediately comply with this request.

15.6.         If several persons are tenants of this Rental Property, each tenant is liable for the deposit for the duration of the Rental Agreement in the full amount agreed. The Landlord is not obligated to examine or consider any agreements between several of the tenants regarding claims for parts of the deposit or the deposit as a whole. The Landlord can pay the deposit or parts of it that are to be paid out to one of the tenants, constituting a full discharge of its debt.

15.7.         The deposit shall remain with the Landlord until the end of the Rental Agreement. If one of several tenants prematurely leaves the tenancy, they have no claim to payment of the deposit or parts thereof.

15.8.         The deposit shall be returned to the Tenant—in the case of several tenants to the tenant who is present when the Rental Property is returned—together with the interest obtained from the deposit’s investment immediately after the Rental Property has been returned together with all accessories, keys, and documents, unless the Landlord raises objections due to recognizable defects in the Rental Property for which the Tenant is responsible and documents these in writing to the Tenant. In this case, the deposit or a portion corresponding to the extent of the defects shall continue to be retained until the defects have been remedied or until agreement has been reached between the Tenant and the Landlord as to their remedy.

16.

VAT AGREEMENTS

16.1.         In connection with this Rental Agreement, the Landlord exercises the option of charging a standard taxation rate pursuant to Sec. 6(2) of the Value Added Tax Act (UStG) in order to claim the input tax deduction from the production, maintenance, and repair costs including future expenses incurred in this connection. The prerequisite for this is that, on the Rental Property, the Tenant generates sales almost exclusively, or at least to 95%, that entitle the Tenant to deduct input tax.

16.2.         The Tenant expressly declares that it fulfills the conditions set out in clause 16.1. The Tenant undertakes to provide appropriate proof at the Landlord’s request within 14 days at the most (e.g. by submitting tax documents, declarations or confirmations from its tax consultant).

16.3.         If the Tenant does not use, no longer uses or no longer completely use the rented spaces in the manner specified in clause 16.1. or if the Tenant does not provide proof of this, the Landlord can no longer exercise the option for charging a standard taxation rate pursuant to clause 16.1.

16.4.         Taking input tax into account plays a central role for the Landlord in financing the above work. It is therefore agreed that the Tenant shall not be entitled to change its business activities so that activities other than those entitled to input tax deductions referred to in clause 16.1 are carried out. The Tenant therefore guarantees that it will only carry out transactions in the Rental Property that do not exclude the deduction of input tax. This guarantee does not apply in the event that the contractually agreed or equivalent business activity, as it was included in the contents of the Agreement, becomes a harmful tax activity or an activity contradictory to clause 16.1 as a result of a change/an extension of Sec. 6(1) UStG (or any successor provisions). In this case, however, these circumstances of a harmful tax activity are expressly deemed to be agreed as constituting an important reason for termination pursuant to Sec. 30(2)(13) MRG because without the necessary input tax deduction, the work carried out would not have been financially feasible or the expenses planned in the future would not be affordable for the Landlord.

16.5.         Should the Landlord be at a disadvantage due to the fact that the Tenant carries out harmful tax activities or activities that contradict clause 16.1, it is expressly agreed that the Tenant shall compensate the Landlord for this damage arising from the input tax adjustment obligation and the loss of the input tax deduction pro futuro.

With regard to the management costs and other ancillary costs, the Tenant undertakes to reimburse these costs plus the VAT prescribed to the Landlord in each case, i.e. the loss of input tax incurred by the Landlord. Moreover, if the Tenant carries out harmful tax activities or activities that contradict clause 16.1, the Tenant undertakes to pay a 20% increase in the main rent as of that time, which is indexed in accordance with clause 5. The net main rent agreed in accordance with clause 4.2., therefore, increases to (indexed) €2,598.75 for the D.23 office and €472.21 for the D.24 terrace.

16.6.         Moreover, the Tenant is in any case obligated to notify the Landlord in writing without unnecessary delay in all cases (also in the event of subsequent legal changes) of the lapse of the prerequisites for the option to charge value-added tax, which is caused by the Tenant’s actual business operations, otherwise indemnifying and holding the Landlord harmless against any and all disadvantages resulting therefrom, in particular to indemnify the Landlord against third-party claims.

17.

OTHER AGREEMENTS

17.1. Any other agreements will be made individually and attached to this Rental Agreement as an appendix.

Vienna, May 5th, 2018	Vienna, May 11th, 2018

[STAMP: ÖRAG Österreichische
Realitäten-Aktiengesellschaft]

[SIGNATURE]	[SIGNATURE]
Landlord	Tenant

Appendix:

1.   Rental Property floor plan

2.   Construction and facilities description (general + supplement, version: May 2018)

3.   Energy performance certificate for the building in which the Rental Property is located (complete copy)